Exhibit 99.7

FORM OF 3.000% RESETTABLE GLOBAL SECURITY

CUSIP No.: 404280 CB3

ISIN: XS1961843171

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS GLOBAL SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

BY ITS ACQUISITION OF THE DEBT SECURITIES REPRESENTED BY THIS GLOBAL SECURITY, EACH HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES, NOTWITHSTANDING ANY OTHER TERM OF THE DEBT SECURITIES, THE INDENTURE OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN THE ISSUER AND ANY HOLDER, TO BE BOUND BY (A) THE EFFECT OF THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY THAT MAY INCLUDE AND RESULT IN ANY OF THE FOLLOWING, OR SOME COMBINATION THEREOF: (I) THE REDUCTION OF ALL, OR A PORTION, OF THE AMOUNTS DUE (AS DEFINED ON THE REVERSE OF THIS GLOBAL SECURITY); (II) THE CONVERSION OF ALL, OR A PORTION, OF THE AMOUNTS DUE INTO THE ISSUER’S OR ANOTHER PERSON’S ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS (AND THE ISSUE TO, OR CONFERRAL ON, THE HOLDER OF SUCH ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS), INCLUDING BY MEANS OF AN AMENDMENT, MODIFICATION OR VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE; (III) THE CANCELLATION OF THE DEBT SECURITIES; AND/OR (IV) THE AMENDMENT OR ALTERATION OF THE MATURITY OF THE DEBT SECURITIES OR AMENDMENT OF THE AMOUNT OF INTEREST PAYABLE ON THE DEBT SECURITIES, OR THE INTEREST PAYMENT DATES, INCLUDING BY SUSPENDING PAYMENT FOR A TEMPORARY PERIOD; AND (B) THE VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE, IF NECESSARY, TO GIVE EFFECT TO THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY.

THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE NOTES OR OF THE COMPANY’S FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER OR IN RESPECT OF THE NOTES. PAYMENT OF THE PRINCIPAL AMOUNT OF THE NOTES MAY BE ACCELERATED ONLY UPON CERTAIN EVENTS OF A WINDING-UP AS SET FORTH IN THE INDENTURE.

GLOBAL SECURITY

HSBC Holdings plc

£[●]

3.000% RESETTABLE SENIOR UNSECURED NOTES DUE 2028

This is a Global Security in respect of a duly authorized issue by HSBC Holdings plc (the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) of debt securities, designated as specified in the title hereof, in the aggregate face amount of £[●] (the “Debt Securities”).

The Issuer, for value received, hereby promises to pay HSBC Issuer Services Common Depository Nominee (UK) Limited, or registered assigns on July 22, 2028 (the “Maturity Date”) or on such earlier date as this Global Security may be redeemed, the principal amount hereof and to pay interest on the said principal amount from March 12, 2019 (the “Issue Date”) or the most recent Interest Payment Date on which interest has been paid or duly provided for until maturity in accordance with the following provisions:

(1)    Interest on the Debt Securities shall be payable annually in arrear on July 22 of each year, beginning on July 22, 2019.

(2)    From (and including) Issue Date to (but excluding) July 22, 2027, the interest rate on the Debt Securities shall be 3.000% per annum (the “Initial Interest Rate”). During the Reset Period, the per annum interest rate shall be equal to the sum of (i) the Mid-Market Swap Rate on the Reset Determination Date and (ii) 1.650% (the “Margin”). The interest rate on the Debt Securities during the Reset Period shall in no event be higher than the maximum rate permitted by law or lower than 0% per annum.

(3)    Interest on the Debt Securities shall be calculated on the basis of the actual number of days in the period for which interest is being calculated divided by the actual number of days from and including the last day interest was paid on the Debt Securities, to but excluding the next scheduled Interest Payment Date provided that for the interest period from and including the Issue Date to but excluding the first Interest Payment Date, interest on the Debt Securities will be computed on the basis of the actual number of days in such interest period divided by 365.

(4)    If any scheduled Interest Payment Date is not a Business Day, the Issuer shall pay interest on the next succeeding Business Day, but interest on that payment shall not accrue during the period from and after the scheduled Interest Payment Date. If the date of redemption or repayment is not a Business Day, the Issuer shall pay interest and principal on the next succeeding Business Day, but interest on that payment shall not accrue during the period from and after the date of redemption or repayment. If the Reset Date is not a Business Day, the Reset Date shall occur on the next succeeding Business Day (the “Adjusted Reset Date”). For the avoidance of doubt, if the Reset Date is not a Business Day and accordingly the Reset Date occurs on the Adjusted Reset Date, the annual payment of interest on the next Interest Payment Date shall reflect interest for the entire Reset Period (including any portion of the Reset Period occurring between the originally scheduled Reset Date and the Adjusted Reset Date) at the interest rate determined based on the Adjusted Reset Date, and not at the Initial Interest Rate. In addition and for the avoidance of doubt, in connection with any optional redemption of the Debt Securities, if the Reset Date is not a Business Day, as described above, the Issuer shall pay interest together with the principal on the Adjusted Reset Date, but interest on that payment shall not accrue during the period from and after the Reset Date.

“Reset Date” means July 22, 2027.

“Reset Determination Date” means the second London Banking Day immediately preceding the Reset Date.

“Reset Period” means the period from (and including) the Reset Date to (but excluding) the Maturity Date.

The “Mid-Market Swap Rate” is the Mid-Market Swap Rate Quotation that appears for “GBP LIBOR IRS & Swap Spreads” as displayed on the Bloomberg ICAP page (or such other page as may replace such page on Bloomberg or such other information service, in each case, as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) (the “Relevant Screen Page”) as of approximately 11:00 a.m. (London time) on the Reset Determination Date, all as determined by the Calculation Agent; provided, however, that if no such rate appears on the Relevant Screen Page for a one-year term, then the Mid-Market Swap Rate will be determined through the use of straight-line interpolation by reference to two rates, one of which will be determined in accordance with the above provisions, but as if the Reset Period were the period of time for which rates are available next shorter than the length of the actual Reset Period and the other of which will be determined in accordance with the above provisions, but as if the Reset Period were the period of time for which rates are available next longer than the length of the actual Reset Period; provided further that if on the Reset Determination Date the Relevant Screen Page is not available or the Mid-Market Swap Rate does not appear on the Relevant Screen Page, subject to the first proviso in the definition of Mid-Market Swap Rate Quotation below, the Calculation Agent will request the principal office in London of four major banks in the swap, money, securities or other market most closely connected with the relevant Mid-Market Swap Rate (as selected by the Issuer on the advice of an investment bank of international repute) (the “Reference Banks”) to provide it with its Mid-Market Swap Rate Quotation as of approximately 11:00 a.m. (London time) on the Reset Determination Date. If two or more of the Reference Banks provide the Calculation Agent with Mid-Market Swap Rate Quotations, the interest rate for the Reset Period will be the sum of the Margin and the arithmetic mean of the relevant Mid-Market Swap Rate Quotations, as determined by the Calculation Agent. If only one or none of the Reference Banks provides the Calculation Agent with a Mid-Market Swap Rate Quotation, the interest rate will be determined to be the Initial Interest Rate.

A “Mid-Market Swap Rate Quotation” means a quotation (expressed as a percentage rate per annum) for the mean of the bid and offered rates for the fixed leg payable semi- annually (calculated on the basis of the actual number of days in the relevant period from (and including) the date on which interest begins to accrue to (but excluding) the date on which it falls due divided by 365) of a fixed-for-floating interest rate swap transaction in the Applicable Currency which transaction (i) has a one-year term commencing on the Reset Date, (ii) is in an amount that is representative for a single transaction in the Applicable Currency swap rate market at 11:00 a.m. (London time) with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on six-month LIBOR (calculated on the basis of the actual number of days in the relevant period from (and including) the date on which interest begins to accrue to (but excluding) the date on which it falls due divided by 365); provided that, notwithstanding the second proviso in the definition of Mid-Market Swap Rate, if the Issuer (in consultation with the Calculation Agent) determine that the Mid-Market Swap Rate has ceased to be published on the Relevant Screen Page as a result of LIBOR ceasing to be calculated or administered for publication, the Issuer will use reasonable efforts to appoint an Independent Financial Adviser to determine the Alternative Base Rate and the Alternative Screen Page by no later than five Business Days prior to the Reset Determination Date (the “Reset Determination Cut-off Date”). If the Issuer is unable to appoint an Independent Financial Adviser, or if the Independent Financial Adviser fails to determine the Alternative Base Rate and the Alternative Screen Page prior to the Reset Determination Cut-off Date, the Issuer will determine the Alternative Base Rate and the Alternative Screen Page for the Reset Period. In either case, the Mid-Market Swap Rate Quotation will then be the quotation for the mean of bid and offered rates determined as provided above but as if the reference to LIBOR was a reference to the Alternative Base Rate on the Alternative Screen Page with any required Calculation Changes (as defined below). Notwithstanding the foregoing, if the Issuer does not determine the Alternative Base Rate and the Alternative Screen Page prior to the Reset Determination Date, the interest rate for the Reset Period will be equal to the Initial Interest Rate.

If the Independent Financial Adviser or the Issuer determines the Alternative Base Rate, the Independent Financial Adviser or the Issuer, as applicable, may also, following consultation with the Calculation Agent, make changes to the day count fraction, the business day convention and the definition of business day, in each case in order to follow market practice, as well as any other changes (including to the Margin) that the Issuer, following consultation with the Independent Financial Adviser (if appointed), determine in good faith are reasonably necessary to ensure the proper operation of the Alternative Base Rate or the Mid-Market Swap Rate, as well as the comparability of the interest rate determined by reference to the Alternative Base Rate to the interest rate determined by reference to LIBOR (the “Calculation Changes”).

The Issuer shall promptly give notice of the determination of the Alternative Base Rate, the Alternative Screen Page and any Calculation Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders; provided that failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such determination.

All percentages resulting from any calculation of any interest rate in respect of this Global Security shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655)), and all the Applicable Currency amounts shall be rounded to the nearest pence or cent, as applicable, with one-half pence or one-half cent, as applicable, being rounded upward.

All determinations and any calculations made by the Calculation Agent for the purposes of calculating the applicable interest on this Global Security shall be conclusive and binding on the Holders, the Issuer, the Trustee and the Paying Agent, absent manifest error. The Calculation Agent shall not be responsible to the Issuer, the Holders or any third party for any failure of the Reference Banks to provide quotations as requested of them or as a result of the Calculation Agent having acted on any quotation or other information given by any Reference Bank which subsequently may be found to be incorrect or inaccurate in any way.

Each Holder of the Debt Securities (which, for these purposes, includes each beneficial owner of the Debt Securities) (i) acknowledges, accepts, consents and agrees to be bound by the Independent Financial Adviser’s or the Issuer’s determination of the Alternative Base Rate, the Alternative Screen Page and any Calculation Changes, including as may occur without any prior notice from the Issuer and without the need for the Issuer to obtain any further consent from such Holder, (ii) waives any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent for, agrees not to initiate a suit against the Trustee, the Paying Agent and the Calculation Agent in respect of, and agrees that none of the Trustee, the Paying Agent or the Calculation Agent shall be liable for, the determination of or the failure to determine any Alternative Base Rate, any Alternative Screen Page, and any Calculation Changes and any losses suffered in connection therewith and (iii) agrees that none of the Trustee, the Paying Agent or the Calculation Agent shall have any obligation to determine any Alternative Base Rate, any Alternative Screen Page and any Calculation Changes (including any adjustments thereto), including in the event of any failure by the Issuer to determine any Alternative Base Rate, any Alternative Screen Page and any Calculation Changes. The Trustee shall be entitled to rely on this deemed consent in connection with any supplemental indenture and/or amendment to the Indenture or the Debt Securities necessary to effectuate any Alternative Base Rate, any Alternative Screen Page or any Calculation Changes.

“Alternative Base Rate” means the rate that has replaced LIBOR in customary market usage for determining floating interest rates in respect of bonds denominated in the Applicable Currency or, if the Independent Financial Adviser or the Issuer (in consultation with the Calculation Agent and acting in good faith and a commercially reasonable manner), as applicable, determine that there is no such rate, such other rate as the Independent Financial Adviser or the Issuer (in consultation with the Calculation Agent and acting in good faith and a commercially reasonable manner), as applicable, determine in its or the Issuer’s sole discretion is most comparable to LIBOR. If the Alternative Base Rate is determined, such Alternative Base Rate will be the Alternative Base Rate for the entire Reset Period.

“Alternative Screen Page” means the alternative screen page, information service or source on which the Alternative Base Rate appears (or such other page, information service or source as may replace the alternative screen page, information service or source, in each case, as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates).

“Applicable Currency” means Pounds Sterling.

“Independent Financial Adviser” means an independent financial institution of international repute or other independent financial adviser experienced in the international capital markets, in each case appointed by the Issuer at the Issuer’s own expense.

“LIBOR” means the interest rate benchmark known as the London interbank offered rate, which is calculated and published by a designated distributor (on the Issue Date, Thomson Reuters) in accordance with the requirements from time to time of ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) based on the estimated interbank borrowing rate for the Applicable Currency that is provided by a panel of contributor banks.

“London Banking Day” means any day on which dealings in the Applicable Currency are transacted in the London interbank market.

Interest in respect of this Global Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Global Security (or one or more Predecessor Global Securities) is registered at the close of business on the Regular Record Date for such interest.

Payment of interest, if any, in respect of this Global Security may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register, or by wire transfer or transfer by any other means to an account designated in writing by such Person to the Paying Agent at least 15 days prior to such payment date.

Any interest in respect of this Global Security that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holders thereof on the relevant Regular Record Date by virtue of their having been such Holders; and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in Clause (1) or (2) below:

(1)

The Issuer may elect to make payment of such Defaulted Interest to the Persons in whose names this Global Security (or its respective Predecessor Global Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the manner provided for in the Indenture.

(2)

The Issuer may make payment of any Defaulted Interest on this Global Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Global Security may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

All payments made under or with respect to this Global Security shall be paid by the Issuer, without deduction or withholding for, or on account of, any and all present and future taxes, levies, imposts, duties, charges, fees, deductions or withholdings whatsoever imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having the power to tax (each, a “Taxing Jurisdiction”), unless required by law. If such deduction or withholding shall at any time be required by the law of the Taxing Jurisdiction, the Issuer shall pay such additional amounts in respect of any payments of principal or interest on this Global Security (“Additional Amounts”) as may be necessary so that the net amounts (including Additional Amounts) paid to the Holders, after such deduction or withholding, shall be equal to the respective amounts of principal or interest which the Holders would have been entitled to receive in respect of this Global Security in the absence of such deduction or withholding; provided that the foregoing shall not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which: (i) would not be payable or due but for the fact that the Holder or the beneficial owner of this Global Security is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction or otherwise has some connection or former connection with the Taxing Jurisdiction other than the holding or ownership of this Global Security, or the collection of principal or interest payments on, or the enforcement of, this Global Security; (ii) would not be payable or due but for the fact that this Global Security (x) is presented for payment in the Taxing Jurisdiction or (y) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such 30 day period; (iii) would not have been imposed if presentation for payment of this Global Security had been made to a paying agent other than the paying agent to which the presentation was made; (iv) is imposed in respect of a Holder that is not the sole beneficial owner of the principal or the interest, or a portion of either, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (v) is imposed because of the failure to comply by the Holder or the beneficial owner of this Global Security or the beneficial owner of any payment on this Global Security with a request from the Issuer addressed to the Holder or the beneficial owner, including a written request from the Issuer related to a claim for relief under any applicable double tax treaty (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the Taxing Jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; (vi) is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty, assessment or other governmental charge; or (vii) is imposed in respect of any combination of the above items.

Whenever in this Global Security there is mentioned, in any context, the payment of any principal or interest on or in respect of any Debt Security or the net proceeds received on the sale or exchange of any Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Upon any exchange of a portion of this Global Security for a definitive Debt Security, the portion of the principal amount hereof so exchanged shall be endorsed by the Registrar on Schedule A hereto. The principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.

Reference is hereby made to the further provisions of this Global Security set forth on the reverse hereof, which further provisions shall for the purposes hereof have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent by manual signature, this Global Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

By:
[●]
HSBC Holdings plc, as Issuer
Dated: March 12, 2019

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of a series issued under the within-mentioned Indenture.

By:
[●]
Dated: March 12, 2019
The Bank of New York Mellon, London Branch, as Trustee

REVERSE OF GLOBAL SECURITY

£[●]

3.000 % FIXED RATE/FLOATING RATE SENIOR UNSECURED NOTES DUE 2028

This Global Security is one of a duly authorized issue of Debt Securities issued and to be issued in one or more series under and governed by an Indenture dated as of August 26, 2009 (as amended or supplemented from time to time), by and among the Issuer, The Bank of New York Mellon, London Branch, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and HSBC Bank USA, National Association (“HBUS”), as registrar and paying agent (the “Base Indenture”), as amended and supplemented by an Eleventh Supplemental Indenture dated as of March 12, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Trustee and HBUS, as paying agent, registrar and Calculation Agent (the “Agent”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Holders and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.

Under the terms of the Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s option, on not less than 30 nor more than 60 days’ notice, at any time at a redemption price equal to the principal amount thereof, together with accrued interest, if any, to the date fixed for redemption, if, at any time, the Issuer determines that:

(a) in making payment under the Debt Securities in respect of principal (or premium, if any) or interest the Issuer has or shall or would become obligated to pay Additional Amounts as provided in the Indenture and in this Global Security provided such obligation results from a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective after the Issue Date; or

(b) the payment of interest in respect of the Debt Securities has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the Issue Date; provided, however that, in the case of (a) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Debt Securities then due.

Under the terms of the Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 30 nor more than 60 days’ notice, on the Reset Date (the “Optional Redemption Date”). The redemption price shall be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Optional Redemption Date.

Notwithstanding anything to the contrary in the Indenture, the Issuer may only redeem or repurchase the Debt Securities prior to the Maturity Date pursuant to the Indenture if the Issuer has obtained any Relevant Supervisory Consent.

An “Event of Default” with respect to the Debt Securities means any one of the following events: (A) an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; or (B) an effective resolution is validly adopted by the Issuer’s shareholders for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.

A “Default” with respect to the Debt Securities means any one of the following events: (A) failure to pay principal or premium, if any, on the Debt Securities at maturity, and such default continues for a period of 30 days; or (B) failure to pay any interest on the Debt Securities when due and payable, which failure continues for 30 days.

If a Default occurs, the Trustee may institute proceedings in England (but not elsewhere) for the Issuer’s winding-up; provided that the Trustee may not, upon the occurrence of a Default, accelerate the maturity of any Debt Securities then Outstanding, unless an Event of Default has occurred and is continuing.

Notwithstanding the immediately preceding two paragraphs, failure to make any payment in respect of the Debt Securities shall not be a Default in respect of the Debt Securities if such payment is withheld or refused: (A) in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or (B) in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 30 days by independent legal advisers acceptable to the Trustee; provided, however, that the Trustee may, by notice to the Issuer, require the Issuer to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an opinion of counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Issuer shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 30 days after the Trustee gives written notice to the Issuer informing the Issuer of such resolution.

“Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules, standards and policies from time to time relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments in effect in the United Kingdom, including, without limitation to the generality of the foregoing, any delegated or implementing acts (such as implementing or regulatory technical standards) adopted by the European Commission and applicable to the Issuer from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company).

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees to be bound by the terms of the Debt Securities related to the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities.

If an Event of Default with respect to the Debt Securities of this series shall occur and be continuing, the principal of all of the Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture and this Global Security. The Indenture provides that in certain circumstances such declaration and its consequences may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series. If a Default with respect to Debt Securities of this series occurs and is continuing, the Trustee may pursue certain remedies as set forth in the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of this series may on behalf of all the Holders waive any past Event of Default or any Default under the Indenture or the Debt Securities and its consequences except a default (i) in the payment of principal of (or premium, if any, on) or any installment of interest on any of the Debt Securities or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of this Debt Security, and any such consent or waiver shall bind every future Holder of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security or such other Debt Securities.

The Indenture contains provisions permitting the Issuer and the Trustee (i) without the consent of the Holders of any Debt Securities issued under the Indenture to execute one or more supplemental indentures for certain enumerated purposes, such as to cure any ambiguity or to secure the Debt Securities, and (ii) with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders under the Indenture; provided that, with respect to certain enumerated provisions, no such supplemental indenture may be entered into without the consent of the Holder of each Outstanding Debt Security affected thereby. The Indenture also permits the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series to be affected, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Issuer with certain restrictive provisions of the Indenture. Any such consent or waiver by the Holder of this Global Security shall bind every future Holder of this Global Security and of any Global Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security or such other Global Securities.

Subject to the terms of the Indenture, the Depositary may surrender this Global Security or any portion hereof in exchange, in whole or in part, for definitive Debt Securities, of this series in registered form and the Registrar, acting on behalf of the Issuer, shall authenticate and deliver in exchange for this Global Security or the portions thereof to be exchanged, an equal aggregate face amount of definitive Debt Securities (duly countersigned) in the numbers and in the names advised by the Depositary.

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees, notwithstanding any other term of the Debt Securities, the Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder, to be bound by (a) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due; (ii) the conversion of all, or a portion, of the Amounts Due into the Issuer’s or another Person’s ordinary shares, other securities or other obligations (and the issue to, or conferral on, the Holder of such ordinary shares, other securities or other obligations), including by means of an amendment, modification or variation of the terms of the Debt Securities or the Indenture; (iii) the cancellation of the Debt Securities; and/or (iv) the amendment or alteration of the maturity of the Debt Securities or amendment of the amount of interest payable on the Debt Securities, or the Interest Payment Dates, including by suspending payment for a temporary period; and (b) the variation of the terms of the Debt Securities or the Indenture, if necessary, to give effect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority. No repayment or payment of Amounts Due shall become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise. Moreover, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) consents to the exercise of any UK Bail-in Power as it may be imposed without any prior notice by the Relevant UK Resolution Authority of its decision to exercise such power with respect to the Debt Securities.

“Amounts Due” means the principal amount of, and any accrued but unpaid interest, including any Additional Amounts, on, the Debt Securities. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended, supplemented or replaced from time to time.

“UK Bail-in Power” means any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of the BRRD or otherwise, including but not limited to the Banking Act and the instruments, rules and standards created thereunder, pursuant to which (i) any obligation of a Regulated Entity (or other affiliate of such Regulated Entity) can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such Regulated Entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a Regulated Entity may be deemed to have been exercised.

“PRA” means the UK Prudential Regulation Authority or any successor entity.

“Regulated Entity” means any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the PRA, as amended from time to time, which includes certain credit institutions, investment firms and certain of their parent or holding companies or any comparable future definition intended to designate entities within the scope of the UK recovery and resolution regime.

“Relevant Regulator” means the PRA or any successor entity or other entity primarily responsible for the prudential supervision of the Issuer.

“Relevant Rules” means, at any time, the laws, regulations, requirements, guidelines and policies relating to capital adequacy (including, without limitation, as to leverage) then in effect in the United Kingdom including, without limitation to the generality of the foregoing, as may be required by CRD IV or BRRD or any applicable successor legislation or any delegated or implementing acts (such as regulatory technical standards) adopted by the European Commission and applicable to the Issuer from time to time and any regulations, requirements, guidelines and policies relating to capital adequacy adopted by the Relevant Regulator from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company).

“Relevant Supervisory Consent” means as (and to the extent) required, a consent or waiver to the relevant redemption or purchase from the Relevant Regulator or the relevant UK resolution authority (as applicable). For the avoidance of doubt, Relevant Supervisory Consent will not be required if either (i) none of the Debt Securities qualify as part of the Issuer’s regulatory capital, or own funds and eligible liabilities or loss absorbing capacity instruments, as the case may be, each pursuant to the Loss Absorption Regulations, (ii) the relevant Debt Securities are repurchased for market-making purposes in accordance with any permission given by the Relevant Regulator pursuant to the Relevant Rules (including, without limitation, Article 29(3) of Commission Delegated Regulation (EU) No. 241/2014) within the limits prescribed in such permission or (iii) the relevant Debt Securities are being redeemed or repurchased pursuant to any general prior permission granted by the Relevant Regulator or the relevant UK resolution authority (as applicable) pursuant to the Relevant Rules or the Loss Absorption Regulations within the limits prescribed in such permission.

“Relevant UK Resolution Authority” means any authority with the ability to exercise a UK Bail-in Power.

By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities): (i) acknowledges and agrees that the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; (ii) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of (x) the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities or (y) the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities; and (iii) acknowledges and agrees that, upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, the Trustee shall not be required to take any further directions from Holders under Section 4.11 (Control by Holders of Debt Securities) of the Base Indenture; and that the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

Notwithstanding clause (iii) of the immediately preceding paragraph, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Debt Securities remain outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Debt Securities), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Debt Securities following such completion to the extent that the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture; provided, however that notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, there shall at all times be a Trustee hereunder pursuant to, and in accordance with Section 6.09 of the Base Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor trustee shall continue to be governed by Section 6.10 and Section 6.11 of the Base Indenture, including to the extent no supplemental indenture or amendment to the Indenture is agreed upon pursuant to the Indenture in the event the Debt Securities remain outstanding following the completion of the exercise of the UK Bail-in Power.

It is the intention of the Issuer and the Trustee that the Issuer’s obligations to indemnify the Trustee and the Agent in accordance with Section 6.07 of the Base Indenture (for the avoidance of doubt, as amended by Section 4.01 of the second supplemental indenture dated May 25, 2016) shall survive any exercise of the UK Bail in Power by the Relevant UK Resolution Authority.

The exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not constitute an Event of Default or a Default.

In addition to the right to enter into supplemental indentures pursuant to Section 9.01 and Section 9.02 of the Base Indenture, the Issuer and the Trustee may enter into one or more indentures supplemental to the Indenture to modify and amend the terms of the Indenture or the Debt Securities, without the further consent of any Holders, to the extent necessary to give effect to the exercise by the Relevant UK Resolution Authority of the UK Bail-in Power.

Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities, the Issuer shall provide a written notice to the Holders through the Clearing Systems as soon as practicable regarding such exercise of the UK Bail-in Power for purposes of notifying Holders and beneficial owners of the Debt Securities of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee for information purposes.

Upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that results in the reduction or cancellation of all, or a portion, of the principal amount of this Global Security and/or the conversion of all, or a portion, of the principal amount of this Global Security into shares or other securities or other obligations of the Issuer or another person, the portion of the principal amount hereof so reduced, cancelled and/or converted shall be endorsed by the Registrar on Schedule B hereto. The principal amount hereof shall be reduced for all purposes by the amount so reduced, cancelled and/or converted.

By its acquisition of a Debt Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) of the Debt Securities shall be deemed to have authorized, directed and requested the Clearing Systems and any direct participant in the Clearing Systems or other intermediary through which it holds the Debt Securities to take any and all necessary action, if required, to implement the exercise of any UK Bail-in Power with respect to the Debt Securities as it may be imposed, without any further action or direction on the part of such Holder or beneficial owner, the Trustee and the Agent (and any other agent acting in connection with the relevant series of Debt Securities).

To the fullest extent permitted by law, the Holders and the Trustee, in respect of any claims of such Holders to payment of any principal, premium or interest in respect of the Debt Securities, by their acceptance of the Debt Securities, shall be deemed to have waived any right of set-off or counterclaim that such Holders or, as the case may be, the Trustee in such respect, might otherwise have.

ANY HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) THAT ACQUIRES THE DEBT SECURITIES IN THE SECONDARY MARKET AND ANY SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES IN BANKRUPTCY AND LEGAL REPRESENTATIVES OF ANY HOLDER OR BENEFICIAL OWNER OF THE DEBT SECURITIES SHALL BE DEEMED TO ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE SAME PROVISIONS SPECIFIED HEREIN TO THE SAME EXTENT AS THE HOLDERS OR BENEFICIAL OWNERS OF THE DEBT SECURITIES THAT ACQUIRE THE DEBT SECURITIES UPON THEIR INITIAL ISSUANCE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND BY AND CONSENT TO THE TERMS OF THE DEBT SECURITIES RELATED TO THE UK BAIL-IN POWER, LIBOR AND THE LIMITED REMEDIES AVAILABLE UNDER THE INDENTURE AND THE DEBT SECURITIES FOR A NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES.

The Indenture and the Debt Securities may be amended and modified as provided in the Indenture.

All terms used in this Global Security and not otherwise defined shall have the meanings ascribed to them in the Indenture.

The Indenture and the Debt Securities shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE A

EXCHANGES FOR DEFINITIVE DEBT SECURITIES

The following exchanges of parts of this Global Security for Definitive Debt Securities have been made:

Date Made	Principal amount exchanged for Definitive Debt Securities	Remaining principal amount following such exchange

SCHEDULE B

REDUCTION, CANCELLATION OR CONVERSION OF DEBT SECURITIES UPON THE

EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY

Date made	Principal amount reduced, cancelled and/or converted	Remaining principal amount following reduction, cancellation and/or conversion